EXHIBIT 99.1

Neah Power Systems Issues Letter to Shareholders

Highlighting Recent Developments

Bothell, WA (PRWEB) January 07, 2013

Neah Power Systems, Inc., (OTCBB: NPWZ) http://www.neahpower.com, a developer of power solutions using proprietary, award winning technology for the military, transportation, and portable electronic devices, issued a letter to shareholders highlighting recent developments as part of its ongoing communication plan.

Neah Power continues its aggressive efforts to commercialize proprietary and patented fuel cell technology. The Powerchip™ product and the PowerPlay™ product have the potential to revolutionize the energy storage marketplace.

"Over $50 million has gone into the Company, and we are starting to see the benefits," said Dr. Chris D’Couto, CEO. He continued to say “The company recently introduced PowerPlay™ technology that leverages some key components of the Powerchip™ technology to build a low-cost, consumer-oriented product.” Some of the key recent developments giving rise to an optimistic future include:

- Product shipment to a Fortune 150 defense contractor

- Continued licensing discussions with a foreign Defense entity

- Scope of work and commercial proposal for a large aerospace company

- Verified interest in off-grid power solutions

- Various consumer and telecommunications applications of the PowerPlay™ technology

- Various grant proposals jointly submitted by the company and its customers

Please visit http://www.neahpower.com to view the detailed Letter to Shareholders and view the corporate video ‘About Neah Power Systems’ which is a very informative overview of the Company and the Powerchip™ and PowerPlay™ technologies. The company continues to be optimistic about opportunities, and advise readers to review publically available information on annual report 10-K recently filed.

About Neah Power

Neah Power Systems, Inc. (NPWZ.OB) is a developer of long-lasting, efficient and safe power solutions for the military, transportation, and portable electronics applications. Neah uses a unique, patented and award winning, silicon-based design for its PowerchipTM and PowerPlay™ micro fuel cells that enable higher power densities, lower cost and compact form-factors. Previous awards include the 2012 ZINO Green finalist, the 2010 WTIA finalist, and 2010 Best of What’s NewTM Popular Science and other awards. The Company’s micro fuel cell system can run in aerobic and anaerobic modes.

Further Company information can be found at http://www.neahpower.com.

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Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-K for the fiscal year ended September 30, 2011 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2012 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.

Contact:

Neah Power Systems Inc.

(425) 424-3324